Exhibit 10.1

2005 Annual Incentive Compensation Plan, as amended

The 2005 Annual Incentive Compensation Plan is designed as a team bonus and is not triggered unless the Company meets or exceeds its budgeted net income and earnings per share for fiscal 2005 (calculated after giving effect to any bonuses accrued under the Compensation Plan).

The bonus team participants are Fletcher J. McCusker (Chief Executive Officer), Michael N. Deitch (Chief Financial Officer), William Boyd Dover (President), Craig A. Norris (Chief Operating Officer), Fred D. Furman (General Counsel), Martin J. Favis (Chief Development Officer) and Ms. Mary J. Shea (Executive Vice President of Program Services).

Individuals of the bonus team are eligible to receive a cash bonus as follows: (1) if net income and earnings per share exceed budgeted target amounts by 1% to 5%, the cash bonus payable to each individual will be 25% of the individual’s 2005 base salary; and (2) if net income and earnings per share exceed budgeted target amounts by more than 5%, the cash bonus payable to each individual will be 50% of the individual’s 2005 base salary.